                                                                      EXHIBIT 11

                            TOMORROW'S MORNING, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

                                                                Three months ended              Six months ended
                                                                 December 31, 1997              December 31, 1997
                                                                 -----------------              -----------------
Net loss                                                             $(2,983,687)                   $(4,901,918)

Basis for computation of primary earnings per common and
common equivalent share:
Weighted average number of shares outstanding during period            2,800,528                      2,793,263

Weighted average (incremental) common share equivalent after considering the effects of options and warrants outstanding
during the period ended December 31, 1997 and after assumed
repurchase of treasury shares as required by Securities and
Exchange Commission Staff Accounting Bulletin No. 83
                                                                           - 0 -                          - 0 -
                                                                     -----------                    -----------

Total weighted average number of shares                                2,800,528                      2,793,263
                                                                     ===========                    ===========

Loss per share                                                      $     ( 1.07)                   $     (1.75)
                                                                    ============                    ===========